EXHIBIT 99.1


On April 30, 1999, the Registrant issued the following press release:

            "PYR ENERGY RECEIVES $5,468,000 THROUGH PRIVATE PLACEMENT

     DENVER -- PYR Energy Corporation (EBB: PYRX) today announced receipt of an aggregate $5,468,000 of private placement funding through the sale of 3,417,500 shares of the Company's common stock and 341,750 5-year warrants to purchase an additional share of the Company's Common Stock at a price of $2.50.

     The securities sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. Within 60 days of completing the private placement, the Company intends to file a registration statement covering the possible resale of the shares.

     The purpose of the private placement is to provide the Company with funds for a combination of exploitation and development costs related to its East Lost Hills project in the San Joaquin Basin of California, for additional exploration opportunities in the San Joaquin Basin and in select areas of the Rocky Mountains, and for general and administrative expenses.

     The Company also reports that consummation of this portion of the private placement means that, upon presentation of an updated balance sheet showing the private placement funding, the Company's common stock will no longer be defined as a "penny stock" and therefore open market transactions in the stock will not be subject to the brokers' sales practice requirements for low-priced securities that are set forth in Rule 15g-9 promulgated under the Securities Exchange Act of 1934.

     PYR intends to close on the sale of approximately $1 million to $1.5 million of additional shares and warrants on or before May 14, 1999, pursuant to the same private placement terms. Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."